NEWS RELEASE Mid Penn Contact: Jennifer Trautlein 717-914-6577 jen.trautlein@midpennbank.com FOR IMMEDIATE RELEASE MID PENN BANK NAMES ROBERT CURLEY PRESIDENT OF EASTERN DIVISION Millersburg, Pa. – November 2, 2026. Mid Penn Bank (the “Bank”), a wholly owned subsidiary of Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB), today announced that Robert Curley will join the Bank as senior executive vice president and president of the eastern division, encompassing the territory stretching from the western suburbs of Philadelphia (Bucks, Chester, Montgomery and Delaware counties), to the city of Philadelphia and all areas of New Jersey. He will be based in Mt. Laurel, New Jersey, and report to Bank President and CEO Rory Ritrievi. Curley brings more than 37 years of experience in financial services, working his entire career at TD Bank or its predecessor in interest Commerce Bank N.A. Most recently, he served as executive vice president and regional president of the Mid-Atlantic metro area, where he provided strategic direction and sales leadership to TD Bank's consumer, small business, commercial and specialty banking operations and lending services and led a team of approximately 2,500 employees and a network of more than 280 locations across New Jersey, Pennsylvania, Delaware, Maryland, Virginia and the District of Columbia. Prior to that, Curley was senior vice president and market president of South Jersey and Coastal New Jersey, where he was responsible for the co-leadership and growth of a 100-location retail network, retail lending, government banking, and corporate giving as well as direct oversight of commercial and small business lending teams throughout Burlington, Camden, Gloucester, Monmouth, Ocean, Atlantic, Cumberland, Cape May and Salem counties. "To be able to attract a bank executive with Rob's long history of success throughout the greater Philadelphia metro area is truly meaningful,” Ritrievi said. “Rob is a proven leader and has deep market equity in a market we have committed resources to over the last eight years. The board and senior management team are both thrilled with this news.”

Curley earned a bachelor's degree in economics with emphasis on finance and statistics from Penn State University. He has also completed professional business programs through the Wharton School Aresty Institute of Executive Education in Philadelphia. “I am excited to join Mid Penn Bank where I have an opportunity to take on a broader leadership role and help guide a growing, community-faced institution into its next chapter,” Curley said. “I look forward to working with the team to build on the Bank's strong foundation, deliver value for customers and shareholders, and support continued growth across the franchise.” Active in his profession and community, Curley has been recognized by NJBiz on its Power List for Finance 2026, Philadelphia Style Magazine as a Philadelphia Icon in 2026, and Big Brothers Big Sisters Independence as Corporate Partner of the Year in 2025. He currently serves on the board of directors of the Greater Philadelphia Chamber of Commerce. He also serves on the board of directors of the Ensemble Arts/Kimmel Center, the New Jersey Chamber of Commerce, and the Patriot Fund. He is a member of the CHOP Corporate Council and the board of trustees of the Boys and Girls Club of Camden County. ### About Mid Penn Bank Mid Penn Bank, headquartered in Millersburg, Pennsylvania, has been serving the community since 1868. The Bank operates 59 retail locations throughout Pennsylvania and central and southern New Jersey, and has total assets of over $7 billion. Mid Penn offers a comprehensive portfolio of financial products and services to meet the banking needs of the communities it serves. To learn more, please visit www.midpennbank.com.